Morgan Stanley Tax-Free Daily Income Trust
77D - Policies with respect to security investment

Morgan Stanley Tax-Free Daily Income Trust made those changes to its investment policies as described in the supplement to its Prospectus filed via EDGAR with the Securities and Exchange Commission on June 16,
2017 (accession number 0001104659-17-039768) and
incorporated by reference herein.